Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Asensus Surgical, Inc.

Durham, North Carolina

We hereby consent to the incorporation by reference in the Registration Statement of our report dated March 11, 2021, relating to the consolidated financial statements of Asensus Surgical, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.

We also consent to the reference to us under the caption “Experts” in the Prospectus incorporated by reference into such Registration Statement.

/s/BDO USA, LLP

Raleigh, North Carolina

May 19, 2021

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.